Exhibit 3.1

                            AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                          COMMERCIAL ASSETS, INC.
                      (Incorporated on March 11, 1999)

            FIRST: Name. The name of the Corporation is Commercial Assets, Inc. (hereinafter the "Corporation").

            SECOND: Address. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

            THIRD: Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Code (as defined in Article SEVENTH)) for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL"). For purposes of this Certificate, "REIT" means a real estate investment trust as defined in Section 856 of the Code.

            FOURTH:  Stock.

            4.1 The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of capital stock, consisting of 75,000,000 shares of Common Stock, each having a par value of $.01 and 25,000,000 shares of Preferred Stock, par value $.01 per share.

            4.2 Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined form time to time by the Board of Directors of the corporation, each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the fates from which dividends thereon shall be cumulative. The voting rights, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such class or series, including but without limiting the generality of the foregoing, the following:

            (A) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from to time by like action of the Board of Directors;

            (B) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preferences or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

            (C) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

            (D) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

            (E) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

            (F) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock or such class or services; and

            (G) The voting powers, if any, of the holders of such class or series of Preferred Stock.

            4.3 Except as otherwise provided in the charter of the Corporation, the board of the Corporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote of other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights and warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may be determine; provided, however, that the consideration for the issuance of shares of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split of combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon. No holder of stock of any class shall have the preemptive right to subscribe to or purchase any additional shares of any class, or any bonds, notes, debentures or other obligations convertible into stock; provided, however, that the Board of Directors may, in authorizing the issuance of stock or any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

            4.4 Except as may otherwise be provided in the charter of the Corporation, each holder of the Common Stock shall be entitled to one vote for each share of Common Stock held by him.

            4.5 All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate and By-Laws of the Corporation.

            4.6 The Board of Directors may classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, dividends, qualifications or terms or conditions of redemption of such stock.

            FIFTH: Incorporator. The name and mailing address of the Sole Incorporator is as follows:

      Name                          Address
      ----                          -------
      Mary E. Keogh                 P.O. Box 636
                                    Wilmington, DE  19899

            SIXTH: Board of Directors and Management of Corporation. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            6.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            6.2 The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

            6.3 The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The names and classes of the initial directors are:

                  Terry Considine         Class III
                  Thomas L. Rhodes        Class I
                  Bruce E. Moore          Class III
                  Raymond T. Baker        Class I
                  Bruce D. Benson         Class II
                  Thomas C. Fries         Class I
                  Donald L. Kortz         Class II
                  Robert J. Malone        Class II

Class I directors shall be elected to serve until the first Annual Meeting of Stockholders, Class II directors to serve until one year thereafter and Class III directors to serve until two years thereafter. At each succeeding annual meeting of stockholders, successor to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed in accordance with the terms of the charter of the Corporation, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to the director's prior death, resignation, disqualification or removal from office. A director may be removed for cause only, and not without cause, and only action of the stockholders taken by holders of at least 75% of all shares of stock then entitled to vote for the election of directors. Any vacancy on the Board of Directors that results from a newly created directorship may be filled by the affirmative vote of a majority of the Board of Directors then in office, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any vacancy on the Board of Directors that results from the removal of a director also may be filled by the stockholders by the affirmative vote of holders of a majority of all shares of stock then entitled to vote for the election of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

            Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the charter of the Corporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 6.3 of this Article SIXTH unless expressly provided by such terms. Election of directors need not be written ballot unless the Bylaws so provide.

            6.4 To the fullest extent permitted by Delaware law, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            6.5 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

            6.6 The Corporation shall seek to elect and maintain status as a REIT under Sections 856-860 of the Code. The Board of Directors shall use its reasonable best efforts to cause the Corporation to satisfy the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article SEVENTH is no longer required for REIT qualification.

            SEVENTH:  Restriction on Transfer and Ownership of Shares

            7.1 Whenever it is deemed by the Board of Directors to be prudent in protecting the tax status of the Corporation, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of the Corporation setting forth the number of shares already owned by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose. All contracts for the sale or other transfer of shares of the Corporation shall be subject to this provision.

            7.2 Prior to any transfer or transaction which would cause the stockholder to own, directly or indirectly, shares in excess of the "Limit" as defined in Section 7.4 of this Article SEVENTH, and in any event upon demand of the Board of Directors, each stockholder shall file with the Corporation an affidavit setting forth the number of shares of the Corporation (A) owned directly and (B) owned indirectly (for purposes of this Section, shares not owned directly shall be deemed to be owned indirectly by a person if that person would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and/or would be considered to own such shares by reason of the attribution rules in Section 544 of the Internal Revenue Code of 1954, as amended (the "Code")), by the person filing the affidavit. The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by stockholders under Regulation 1.857-9 issued by the Internal Revenue Service, or similar provisions of any successor regulation, and in reports to be filed under Section 13(d) of the Securities Exchange Act of 1934. The affidavit, or an amendment thereto, must be filed with the Corporation within 10 days after demand therefor and at least 15 days prior to any transfer or transaction which, if consummated, would cause the filing person to hold shares in excess of the "Limit," as defined in Section 7.4 of this Article SEVENTH. The Board of Directors shall have the right, but shall not be required, to refuse to transfer any shares purportedly transferred other than in compliance with the notice provisions of this Article SEVENTH.

            7.3 Any acquisition of shares of the Corporation that would result in the disqualification of the Corporation as a real estate investment trust under the Code shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

            7.4 Notwithstanding any other provision hereof to the contrary, and subject to the provisions of Section 7.5 of this Article SEVENTH, no person, or persons acting as a group, shall at any time directly or indirectly acquire ownership in the aggregate of more than 9.8% of the outstanding shares of the Corporation (the "Limit"). Shares which would but for this Section 7.4, be owned by a person or a group of persons in excess of the Limit at any time shall be deemed "Excess Shares." For the purposes of determining and dealing with Excess Shares, the term "ownership" shall be defined to include shares constructively owned by a person under Section 544 of the Code and shall also include shares beneficially owned by a person for purposes of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and the term "group" shall have the same meaning as the term has for purposes of Section 13(d) (3) of such Act. All shares of the Corporation which any person has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into shares, if any shall be considered outstanding for purposes of the Limit if such inclusion will cause such person to own more than the Limit. The Board of Directors shall have the right, but shall not be required, to refuse to transfer shares if, as a result of the transfer, any person would hold Excess Shares.

            7.5 The Limit set forth in Section 7.4 of this Article SEVENTH shall not apply to the acquisition of shares of the Corporation by an underwriter in a public offering of shares of the Corporation, or in any transaction involving the issuance of shares by the Corporation, in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will timely distribute such shares to or among others such that, following such distribution none of such Shares will be Excess Shares. The Board of Directors in its discretion may exempt from the Limit and from the filing requirements of Section 2 of this Article SEVENTH ownership or transfers of certain designated shares while owned by or transferred to a person who has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a real estate investment trust under the Code would not be jeopardized thereby.

            7.6 All Excess Shares may be redeemed by the Corporation, in the discretion of the Board of Directors, by mailing a written notice of redemption to the holder of the Excess Shares not less than one week prior to the redemption date as determined by the Board of Directors and included in the notice. The price to be paid for Excess Shares shall be equal to (A) the closing price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which such shares are listed or admitted to trading or (B) if such shares are not so listed or admitted to trading, the closing bid price on such last business day as reported on the NASDAQ System, if quoted thereon, or (C) if not determinable as aforesaid, the net asset value of the shares redeemed, as determined in good faith by the Board of Directors. Notwithstanding the foregoing sentence, in no event may the redemption price be greater than the net asset value of the shares redeemed, as determined in good faith greater than the net asset value of the shares redeemed, as determined in good faith by the Board of Directors. The price paid for any shares redeemed shall be paid on the redemption date fixed by the Board and included in the notice to the shareholder. From and after the date fixed for redemption, the holder of any shares so called for redemption shall cease to be entitled to any distributions and other benefits with respect to such shares, except only the right to payment of the redemption price fixed as aforesaid.

            7.7 Nothing contained in this Article SEVENTH or in any other provision hereof shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a qualified real estate investment trust under the Code.

            7.8 For purposes of this Article SEVENTH only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

            7.9 If any provision of this Article SEVENTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

            7.10 The Board of Directors shall have the right, but shall not be required, to refuse to transfer any shares of the Corporation to any person if the ownership of shares by such person would result in the imposition of a tax on the Corporation or any other holder (nominee or otherwise) of shares of the Corporation (a "Disqualified Organization"). Any shares of the Corporation owned by a Disqualified Organization may, in the discretion of the Board, be redeemed by the Corporation at the redemption price and in the same manner as Excess Shares may be redeemed pursuant to Section 7.6 of this Article SEVENTH. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then any Disqualified Organization holding shares of the Corporation shall be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation. The Board of Directors may adopt such procedures regarding the transfer and redemption of shares as it seems necessary to implement this Section 7.10.

            EIGHTH: Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

            NINTH: Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            TENTH: Business Combination. The Corporation elects not to be governed by Section 203 of the GCL relating to business combinations with interested stockholders.

            ELEVENTH: Stockholder Action by Unanimous Written Consent. The Corporation elects, pursuant to Section 228 of the GCL, to permit stockholder action in lieu of a meeting upon the unanimous written consent of all stockholders entitled to take such action at a meeting.

            TWELFTH: This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the GCL.


            I, THE UNDERSIGNED, being an authorized officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ____ day of June, 1999.

                           /s/ David M. Becker
                           --------------------------------
                           David M. Becker
                           Secretary